Exhibit 3.2

CONSENT OF BMO NESBITT BURNS INC.

The Board of Directors

Just Energy Group Inc.

We hereby consent to (i) the use of our opinion letter dated July 7, 2020 to the Board of Directors of Just Energy Group Inc. (the “Company”) included in Appendix H to the Management Proxy Circular that forms a part of the Registration Statement on Form F-7 (the “Registration Statement”) of the Company, and (ii) the references in the Registration Statement to such opinion letter and to our firm name. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

/s/ BMO Nesbitt Burns Inc.

Toronto, Canada	BMO Nesbitt Burns Inc.

July 22, 2020